[GRPAHIC OMITTED] WHITE & CASE
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                                                                  March 13, 2007

Deutsche Bank Trust Company Americas,
     as Depositary under the Deposit Agreement referred to below
60 Wall Street
New York, NY 10005
United States

Ladies and Gentlemen:

     We refer to the Registration Statement on Form F-6 (the "Registration Statement") relating to American Depositary Shares (as defined in the Deposit Agreement) evidenced by American Depositary Receipts (as defined in the Deposit Agreement), each American Depositary Receipt representing two shares of eTelecare Global Solutions, Inc. (the "Company"). Terms used herein and not defined herein shall have the meanings assigned to them in the Form of Deposit Agreement appearing as Exhibit (a) to the Registration Statement (the "Deposit Agreement").

     In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Republic of the Philippines and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that the American Depositary Shares covered by the Registration Statement, when evidenced by Receipts that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those Receipts.

     The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

       A limited liability partnerhsip registered in England & Wales under number OC324340. Regulated by the Law Society. The term partner is used to refer to a member of this partnership, a list of whom is available at the registered office address above.
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ALMATY ANKARA BANGKOK BEIJING BERLIN BRATISLAVA BRUSSELS BUDAPEST DRESDEN
DUSSELDORF FRANKFURT HAMBURG HELSINKI HONG KONG ISTANBUL JOHANNESBURG LONDON
LOS ANGELES MEXICO CITY MIAMI MILAN MOSCOW MUNICH NEW YORK PALO ALTO PARIS PRAGUE RIYADH SAO PAULO SHANGHAI SINGAPORE STOCKHOLM TOKYO WARSAW WASHINGTON, DC

Deutsche Bank Trust Company Americas,             [GRAPHIC OMITTED] WHITE & CASE

                                                                  March 13, 2007

     We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,

                                                     /s/ White & Case LLP